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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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The Hartford Financial Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

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The Hartford Financial Services Group, Inc.
2006 Notice of Annual Meeting of Shareholders
and Proxy Statement

        The Hartford Financial Services Group, Inc.
2006 Notice of Annual Meeting of Shareholders
and Proxy Statement

Letter to Shareholders

April 3, 2006

Dear Shareholder:

I am pleased to invite you to attend the Annual Meeting of Shareholders of The Hartford Financial Services Group, Inc., to be held at 2:00 p.m. on Wednesday, May 17, 2006 in the Wallace Stevens Theater at The Hartford's Home Office in Hartford, Connecticut. We hope that you will participate in the Annual Meeting either by attending and voting in person or by voting as promptly as possible by proxy, by telephone or through the internet. Your vote is important and we urge you to exercise your right to vote.

The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by The Hartford's shareholders. Financial and other information concerning The Hartford is contained in the enclosed Annual Report to Shareholders for the fiscal year ended December 31, 2005.

Sincerely yours,

Ramani Ayer
Chairman, President and
Chief Executive Officer

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of the shareholders of The Hartford Financial Services Group, Inc. (the "Company") will be held at 2:00 p.m. on Wednesday, May 17, 2006 in the Wallace Stevens Theater at the Company's Home Office, Hartford Plaza, Hartford, Connecticut 06115, for the following purposes:

    1.
    To elect a Board of Directors for the coming year;

    2.
    To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2006; and

    3.
    To act upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

        Only shareholders of record at the close of business on March 20, 2006 are entitled to notice of, and to vote at, the Annual Meeting.

IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance to shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 1:00 p.m., and seating will begin at 1:30 p.m. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Shareholders holding stock in brokerage accounts ("street name" holders) should bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Richard G. Costello Vice President and Corporate Secretary

April 3, 2006

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Hartford Plaza
Hartford, CT 06115

PROXY STATEMENT

Annual Meeting of Shareholders
May 17, 2006

GENERAL INFORMATION

        The Board of Directors of The Hartford Financial Services Group, Inc. (the "Company" or "The Hartford") is soliciting shareholders' proxies in connection with the annual meeting of the shareholders of the Company, to be held on Wednesday, May 17, 2006 at 2:00 p.m. in the Wallace Stevens Theater at the Company's Home Office, Hartford Plaza, Hartford, Connecticut, and at any adjournment or postponement thereof (the "Annual Meeting"). The mailing of this Proxy Statement and the proxy to shareholders will begin on or about April 3, 2006.

Voting Rights

        Only shareholders of record at the close of business on March 20, 2006 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. Each shareholder of record is entitled to one vote for each share of the Company's common stock ("Common Stock") registered in the shareholder's name as of the Record Date.

        As of March 20, 2006, there were 302,897,079 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting By Proxy

        Subject to the limitations described below, you may vote by proxy:

    (i)
    by completing and signing the proxy card provided to you and returning it to the Company,

    (ii)
    by telephone, or

    (iii)
    electronically through the internet.

        When voting for the election of director nominees, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify, or (c) withhold your vote from all director nominees as a group. When voting for any other item to be voted on at the Annual Meeting, you may vote "for" or "against" the item or you may "abstain" from voting.

        If you properly vote by proxy using any of the voting methods described below but do not specify any choices, you will confer authority upon the individuals named on the proxy card as proxies to vote your shares in their discretion. Whether or not you specify voting choices, your proxy will confer discretionary authority on the named proxies to vote your shares on (1) any matter that was not known on the date of this Proxy Statement but is properly presented at the Annual Meeting, including the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a director; and (2) any shareholder proposal omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission ("SEC") which is properly presented at the Annual Meeting.

        You may revoke your proxy at any time before it is exercised:

    (i)
    by giving written notice of revocation to the Corporate Secretary of the Company,

    (ii)
    by submitting a subsequently dated and properly completed proxy, or

    (iii)
    by attending the Annual Meeting and revoking your proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

Voting Shares Held In Company Stock Plans

        Shares of Common Stock for the accounts of Company employees who participate in The Hartford Investment and Savings Plan ("ISP"), The Hartford Excess Savings Plan ("ESP") and The Hartford Deferred Restricted Stock Unit Plan ("Stock Unit Plan") are held of record and are voted by the trustees of the ISP, the ESP and the Stock Unit Plan, respectively. Shares of Common Stock purchased pursuant to the Company's Employee Stock Purchase Plan ("ESPP") are held in street name through brokerage accounts maintained with the ESPP's administrator, Fidelity Investments Institutional Services Company, Inc. ("Fidelity"), and may be voted by ESPP participants using the voting methods described below. Participants in the ISP, the ESP and Stock Unit Plan may instruct plan trustees as to how to vote their shares by voting by proxy using the voting methods described below. The trustees of the ISP, the ESP and the Stock Unit Plan will vote shares as to which they have not received direction in accordance with the terms of the ISP, the ESP and the Stock Unit Plan, respectively.

Voting Methods

        Voting By Proxy Card.    Each shareholder, including any employee of the Company who owns Common Stock through the ISP, the ESP, Stock Unit Plan and ESPP, may vote by proxy by using the proxy cards provided to him or her. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by that proxy card will be voted as you specify on the proxy card.

        Voting By Telephone Or Through The Internet.    If you are a registered shareholder (i.e., if you own Common Stock in your own name and not through a broker, nominee or some other agency which holds Common Stock for your account in a "street name" capacity), you may vote by proxy by using either the telephone or internet methods of voting (please see the proxy card(s) provided to you for instructions on how to access the telephone and internet voting systems). If your shares of Common Stock are held in "street name" for your account, your broker or other nominee will advise you whether you may vote by telephone or through the internet.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly voting by proxy card(s), by telephone or through the internet.

Proposals of Shareholders

        Proposals submitted by shareholders for inclusion in the 2007 Proxy Statement relating to next year's Annual Meeting of Shareholders must be received by the Company no later than the close of business on December 4, 2006. Any proposal received after that date will not be included in the Company's proxy materials for 2007. In addition, all proposals for inclusion in the 2007 Proxy Statement must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. No proposal may be presented at the 2007 Annual Meeting of Shareholders unless the Company receives notice of the proposal by February 16, 2007. Proposals should be addressed to Richard G. Costello, Vice President and Corporate Secretary, The Hartford Financial Services Group, Inc., Hartford Plaza, Hartford, CT 06115. All proposals must comply with certain requirements set forth in the Company's bylaws, a copy of which may be obtained from the Corporate Secretary of the Company or which may be viewed at www.thehartford.com/higfiles/pdf/TheHartfordByLaws.pdf.

ITEMS TO BE ACTED UPON BY SHAREHOLDERS

ITEM 1

ELECTION OF DIRECTORS

        Eleven individuals will be nominated for election as directors at the Annual Meeting. The terms of office for all elected Directors will run until the next annual meeting of shareholders of the Company and until their successors are elected and qualified. There are currently eleven directors serving on the Board of Directors.

        Unless you direct otherwise on the proxy you complete, the shares of Common Stock represented by your valid proxy will be voted for the election of all director nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve as a director, either the shares of Common Stock represented by valid proxies will be voted for the election of another individual nominated by the Board of Directors, or the Board of Directors will reduce the number of directors in order to eliminate the vacancy.

        Set forth below is certain information about each nominee for election as a director, including the year each nominee first became a director of the Company, the principal occupation and other public company directorships of each as of March 20, 2006 and a brief description of the business experience of each for at least the past five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
ALL NOMINEES FOR ELECTION AS DIRECTORS.

Nominees for Directorships

RAMANI AYER
(Director since 1991)
Mr. Ayer, 58, is Chairman, President and Chief Executive Officer of the Company, positions he has held since February 1, 1997. He previously was Executive Vice President of the Company from December 1995 to February 1997 and President and Chief Operating Officer of Hartford Fire Insurance Company, the Company's principal property and casualty insurance subsidiary, from 1990 to February 1997. Mr. Ayer joined the Company in 1973 as a member of the operations research department.

RAMON DE OLIVEIRA
(Director since 2005)
Mr. de Oliveira, 51, has served as Managing Partner of Logan Pass Partners, LLC, a strategic advisory and investment firm, since 2001. Previously, from 1997 to 2001, he was the Head of Investment Management and Private Banking for JP Morgan Chase (JP Morgan prior to December 2000). Prior to 1997, Mr. de Oliveira held positions with increasing authority at JP Morgan since joining the company in 1977. He has been an Adjunct Professor of Finance at Columbia University and New York University since 2002. Mr. de Oliveira also is a member of the Board of Directors of American Century.

EDWARD J. KELLY, III
(Director since 2001)
Mr. Kelly, 52, is Chairman, President and Chief Executive Officer of Mercantile Bankshares Corporation ("Mercantile"). Mr. Kelly has held the positions of President and Chief Executive Officer of Mercantile since March 2001 and the position of Chairman since March 2003. Previously, Mr. Kelly was appointed to the positions of Managing Director, head of the Global Financial Institutions group and co-head of the Investment Banking Client Management group at JP Morgan Chase upon the merger of JP Morgan and Chase in December 2000. Prior to that, Mr. Kelly held a number of senior executive positions with JP Morgan, including head, Global Financial Institutions, from February 2000 to December 2000. He also served as a member of the Global Investment Banking Management Committee from December 1997 to December 2000. Mr. Kelly also is a member of the Boards of Directors of Mercantile and CSX Corporation.

PAUL G. KIRK, JR.
(Director since 1995)
Mr. Kirk, 68, is Chairman and President and a director of Kirk & Associates, Inc., a business advisory and consulting firm. Mr. Kirk served as Treasurer of the Democratic Party of the United States from 1983 to 1985 and as Chairman from 1985 until his resignation from that position in 1989. He retired from the law firm of Sullivan & Worcester in 2000, having become a partner of the firm in 1977, and Of Counsel to the firm in 1990. Mr. Kirk also is a member of the Boards of Directors of Cedar Shopping Centers, Inc. and Rayonier, Inc.

THOMAS M. MARRA
(Director since 2002)
Mr. Marra, 47, has served as an Executive Vice President of the Company since 1996. He also has held the positions of President of Hartford Life, Inc. ("Hartford Life") since January 1, 2002 and Chief Operating Officer of Hartford Life since March 20, 2000. Since joining the Company as an actuarial student in 1980, Mr. Marra has held various positions of increasing responsibility with Hartford Life including Executive Vice President of Hartford Life's Individual Life and Annuities Division from 1996 to 2000 and Director of Hartford Life's Investment Products Division from 1998 to March 2000.

GAIL J. MCGOVERN
(Director since 2003)
Ms. McGovern, 54, is Professor of Marketing at Harvard Business School, a position she has held since June 2002. Previously, Ms. McGovern served as President of Fidelity Personal Investments from January 2001 to May 2002, and as President of Distribution and Services of Fidelity Personal Investments from September 1998 to January 2001. Prior to that, Ms. McGovern held a number of senior positions at AT&T, most recently as Executive Vice President, Consumer Markets Division, from 1997 to 1998. Ms. McGovern also is a member of the Boards of Directors of Digitas, Inc. and DTE Energy Company.

MICHAEL G. MORRIS
(Director since 2004)
Mr. Morris, 59, is Chairman, President and Chief Executive Officer of American Electric Power Company, Inc., having held the positions of President and Chief Executive Officer since January 2004 and the position of Chairman since February 2004. He previously was Chairman, President and Chief Executive Officer of Northeast Utilities from August 1997 to December 2003. Mr. Morris also is a member of the Boards of Directors of American Electric Power Company, Inc. and Cincinnati Bell, Inc.

ROBERT W. SELANDER
(Director since 1998)
Mr. Selander, 55, has been President and Chief Executive Officer of MasterCard International since May 1997. From 1994 to May 1997, he was an Executive Vice President of MasterCard International and President of MasterCard's Europe, Middle East/Africa and Canada regions. Before joining MasterCard, he served for over 20 years in positions of increasing responsibility at Citicorp/Citibank, N.A. Mr. Selander also is a member of the Boards of Directors of MasterCard Incorporated and MasterCard International.

CHARLES B. STRAUSS
(Director since 2001)
Mr. Strauss, 63, served as President and Chief Executive Officer of Unilever United States, Inc., a primary business group of Unilever, the international food and home and personal care organization, from May 2000 until his retirement in December 2004. While at Unilever, he also held the positions of Group President, Unilever Home and Personal Care—North America of Unilever since September 1999, and Chairman of the North America Committee, which coordinates Unilever's North American activities, since May 2000. Mr. Strauss also is a member of the Board of Directors of Aegis Group plc.

H. PATRICK SWYGERT
(Director since 1996)
Mr. Swygert, 62, is President of Howard University, Washington, D.C., a position he has held since August 1995. He was President of the University at Albany, State University of New York, from 1990 to August 1995. Mr. Swygert, who holds a law degree from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. Mr. Swygert also is a member of the Boards of Directors of Fannie Mae and United Technologies Corporation.

DAVID K. ZWIENER
(Director since 1997)
Mr. Zwiener, 51, has been Executive Vice President of the Company since August 1995. Additionally, he has held the positions of President and Chief Operating Officer of the Company's Property and Casualty operations since April 2000. He also served as Chief Financial Officer of the Company from August 1995 to April 2001. Mr. Zwiener previously held the positions of Executive Vice President and Chief Financial Officer of ITT Financial Corporation from March 1993 until February 1995.

ITEM 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        In accordance with its Board-approved charter, the Audit Committee has appointed Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2006. Although shareholders' ratification of the appointment of Deloitte & Touche LLP is not required, the Board requests ratification of this appointment by the shareholders.

        Representatives of Deloitte & Touche LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        See "Audit Committee Charter and Report Concerning Financial Matters" in this Proxy Statement for further information regarding the Company's independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

REQUIRED VOTES OF SHAREHOLDERS

        The presence in person or by proxy of shareholders entitled to cast votes for a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The nominees for election as directors receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. Item 2, Ratification of the Appointment of Independent Auditors, will require the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy. Although abstaining votes will be included in the number of shares that are present for purposes of determining the presence of a quorum, they will not be counted as votes cast with respect to Item 2. Accordingly, abstentions will have no effect on the voting on Item 2. The ISP, ESP and Stock Unit Plan trustees will each vote shares for which no valid voting instructions are received in the same proportion as the shares for which valid voting instructions have been received. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion on certain matters. Therefore, with the exception of shares held through the ISP, the ESP and the Stock Unit Plan, if a broker or nominee is not given specific instructions on certain matters, those shares may not be voted on those matters, will not be counted in determining the number of shares necessary for approval, and will have no effect on the outcome of the vote. Shares represented by such "broker non-votes" will, however, be included in the count for purposes of determining whether there is a quorum.

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. The bylaws of the Company provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among other duties, the inspector of election will certify as to compliance with such confidentiality provisions.

Future Changes to Required Votes of Shareholders

        The Company received a shareholder proposal from the United Brotherhood of Carpenters Pension Fund (the "Carpenters Fund") for consideration at the 2006 Annual Meeting. The proposal requested that the Company's Board of Directors initiate a process to amend the Company's governance documents to provide that director nominees would be elected by the affirmative vote of the majority of votes cast. The Company subsequently committed to amend its bylaws, no later than the date of the first Board meeting following the Company's 2007 Annual Meeting, to require directors, in non-contested elections, to be elected by the affirmative vote of a majority of the votes cast. The Company's commitment will be nullified if there are significant changes in Delaware corporation law related to the holdover of incumbent directors who are not reelected. The Carpenters Fund subsequently withdrew its proposal.

GOVERNANCE OF THE COMPANY

        The Corporate Governance Guidelines adopted by the Board of Directors (the "Board") comply with the listing standards of the New York Stock Exchange. A copy of the Corporate Governance Guidelines can be found on the Company's website at www.thehartford.com/higfiles/pdf/TheHartfordGovGuidelines.pdf. A copy of the Corporate Governance Guidelines will be provided without charge to any shareholder who requests it in writing. Requests should be addressed to the Corporate Secretary at the address provided on page 2 of this Proxy Statement.

        The Board met eight times during 2005. In 2005, each of our directors attended at least 75% of the meetings of the Board and the Committees on which he or she respectively served.

Current Members of the Board of Directors

        The members of the Board on the date of this Proxy Statement, and the Committees of the Board on which they serve, are identified below.

Director	Audit Committee	Compensation and Personnel Committee	Executive Committee	Legal and Public Affairs Committee	Nominating and Corporate Governance Committee
Ramani Ayer			**
Ramon de Oliveira†	*		*	*
Edward J. Kelly, III	**		*	*
Paul G. Kirk, Jr.		**	*		*
Thomas M. Marra
Gail J. McGovern		*	*		**
Michael G. Morris		*	*	*	*
Robert W. Selander	*	*	*
Charles B. Strauss	*		*	**
H. Patrick Swygert		*	*	*	*
David K. Zwiener

*
Member.
**
Chair.
†
Elected to the Board on July 22, 2005.

Committees of the Board

        The Board of Directors has standing Audit, Compensation and Personnel, Executive, Legal and Public Affairs, and Nominating and Corporate Governance Committees.

        Audit Committee.    The functions of the Audit Committee are described below under the heading "Audit Committee Charter and Report Concerning Financial Matters." The charter of the Audit Committee is available on the Company's website at www.thehartford.com/higfiles/pdf/TheHartfordAuditCommittee.pdf. A copy of the charter will be provided without charge to any shareholder who requests it in writing. Requests should be addressed to the Corporate Secretary at the address provided on page 2 of this Proxy Statement. The Audit Committee met nine times during 2005.

        The Board has determined that all of the members of the Audit Committee are independent directors and are financially literate within the meaning of the listing standards of the New York Stock Exchange. In addition, the Board has determined that Ramon de Oliveira, Edward J. Kelly, III and Robert W. Selander are qualified as audit committee financial experts within the meaning of the SEC's regulations and that each has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

        Compensation and Personnel Committee.    The Compensation and Personnel Committee has oversight responsibility with respect to executive compensation, and works with management to develop clear relationships between pay levels, business-line financial performance and returns to shareholders, in order to align the Company's compensation structure with its organizational objectives. Further detail regarding the functions of the Compensation and Personnel Committee is provided below, under the heading "Report of the Compensation and Personnel Committee on Executive Compensation." The charter of the Compensation and Personnel Committee is available on the Company's website at: www.thehartford.com/higfiles/pdf/TheHartfordCompensationCommittee.pdf. A copy of the charter will be provided without charge to any shareholder who requests it in writing. Requests should be addressed to the Corporate Secretary at the address provided on page 2 of this Proxy Statement. In 2005, the Compensation and Personnel Committee met six times. The Board has determined that all of the members of the Compensation and Personnel Committee are independent directors.

        Executive Committee.    The Executive Committee considers and monitors the strategic focus of the Company, including the Company's transactional and financial initiatives. The Executive Committee also reviews the performance of the Company's Chief Executive Officer ("CEO") and other senior executives, manages the process of CEO succession and reviews certain executive compensation issues with the Compensation and Personnel Committee. In 2005, the Executive Committee met once.

        Legal and Public Affairs Committee.    The Legal and Public Affairs Committee reviews and considers major claims and litigation, and legal, regulatory, intellectual property and related governmental policy matters affecting the Company and its subsidiaries. The Legal and Public Affairs Committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. It also reviews and defines the Company's social responsibilities, including issues of significance to the Company, its shareholders and employees. In 2005, the Legal and Public Affairs Committee met four times. The Board has determined that all of the members of the Legal and Public Affairs Committee are independent directors.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee makes recommendations as to the organization, size and composition of the Board and the Committees thereof, identifies individuals qualified to become members of the Board, proposes nominees for election to the Board and the Committees thereof, and considers the qualifications, compensation and retirement of Directors. The Committee also reviews and makes recommendations to the Board regarding the Company's corporate governance guidelines. The Nominating and Corporate Governance Committee will consider nominations of persons for election as directors that are submitted by shareholders in writing in accordance with certain requirements set forth in the Company's bylaws. The charter of the Nominating and Corporate Governance Committee is available on the Company's website at: www.thehartford.com/higfiles/pdf/TheHartfordNominatingCommittee.pdf. A copy of the charter will be provided without charge to any shareholder who requests it in writing. Requests should be addressed to the Corporate Secretary at the address provided on page 2 of this Proxy Statement. The Nominating and Corporate Governance Committee met five times during 2005. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent directors.

Director Independence

        Pursuant to the Company's Corporate Governance Guidelines, the Board undertook its annual review of director independence in February 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company's senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

        As a result of this review, the Board affirmatively determined that the following members of the Board are independent of the Company and its management in accordance with the requirements of the listing standards of the New York Stock Exchange and the standards set forth in the Corporate Governance Guidelines: Ramon de Oliveira, Edward J. Kelly, III, Paul G. Kirk, Jr., Gail J. McGovern, Michael G. Morris, Robert W. Selander, Charles B. Strauss and H. Patrick Swygert. The director independence standards set forth in the Corporate Governance Guidelines are contained in Appendix A attached to this Proxy Statement.

        In 2003, the Board created the position of presiding director, whose primary responsibility is to preside over the executive sessions of the Board in which management directors and other members of management do not participate. Pursuant to the Corporate Governance Guidelines, the non-management directors of the Board meet regularly (at least four times a year) in executive session. The presiding director position for these non-management meetings rotates on an annual basis among the chairs of the standing Committees of the Board. Since May 18, 2005, Edward J. Kelly, III, Chairman of the Audit Committee, has held the position of presiding director. Mr. Kelly will serve as presiding director until May 17, 2006, the date of the Annual Meeting, at which time his replacement will be designated by the non-management directors.

Selection of Nominees for Election to the Board

        The Nominating and Corporate Governance Committee considers potential nominees for Board membership suggested by its members and other Board members, as well as by members of management and shareholders. In addition, the Company, at the request of the Nominating and Corporate Governance Committee, has retained an outside search firm to identify prospective Board nominees.

        As described below, the Nominating and Corporate Governance Committee considers properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, the materials are forwarded to the Nominating and Corporate Governance Committee. In connection with nominees who are not proposed by a shareholder, the Nominating and Corporate Governance Committee also reviews a summary of the nominee's qualifications provided by outside search firms or other parties. The Nominating and Corporate Governance Committee evaluates prospective nominees against the standards and qualifications set out in the Company's Corporate Governance Guidelines, including: the relevance of the prospective nominee's experience to the business and objectives of the Company; the prospective nominee's potential contribution to the diversity of the Board; the prospective nominee's independence from conflicts of interest and from actual or potential economic relationships with the Company; and the prospective nominee's availability to attend regularly scheduled Board meetings and to devote appropriate amounts of time to preparation for such meetings.

        The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, senior leadership experience and the need for financial and accounting expertise. The Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in the Company's bylaws. A shareholder who wishes to recommend a prospective nominee for the Board should provide notice to the Company's Corporate Secretary at the address provided on page 2 of this Proxy Statement either by personal delivery or by pre-paid United States mail, which sets forth: the nominating shareholder's name and address; the name and address of the proposed nominee; a representation that the nominating shareholder is a holder of record of stock of the Company entitled to vote at the next annual meeting of shareholders; a representation that the nominating shareholder intends to appear in person or by proxy at the next annual meeting of shareholders to nominate the nominee; a description of any arrangements or understandings between the nominating shareholder and the nominee and any other person involved in the nomination process; such other information regarding the nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated by the Board; the consent of the nominee to serve as a director of the Company if so elected; and a representation as to whether the nominating shareholder intends to solicit proxies in support of the nominee.

        These materials must be received by the Company's Corporate Secretary not later than 90 days in advance of the anniversary date of the immediately preceding annual meeting.

Compensation of Directors

        Standard Fees.    Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Compensation for non-employee directors for the period beginning on May 18, 2005, the date of the 2005 Annual Meeting, and ending on May 17, 2006, the date of the 2006 Annual Meeting, consists of the following: an annual equity award of $100,000, payable solely in restricted shares of Common Stock, granted pursuant to The Hartford Restricted Stock Plan for Non-Employee Directors, as described below; an annual retainer of $45,000, payable in cash; a $1,500 fee for each meeting of the Board attended, payable in cash; and a $1,200 fee for each Committee meeting attended (whether or not a director is a member of that particular Committee), payable in cash. In addition, each non-employee Committee chairperson receives an annual cash retainer of $10,000. Directors are reimbursed for travel and related expenses they incur in connection with their serving on the Board and its Committees, and are provided with life insurance and accidental death and dismemberment coverage, as described below.

        Restricted Stock Plan for Non-Employee Directors.    Non-employee directors receive grants of shares of restricted Common Stock as payment for their annual equity award. In 2005, grants of restricted shares of Common Stock were made on the date the Company made its annual employee long-term incentive awards. The number of shares of each award of restricted stock was determined by dividing $100,000 by the fair market value (as defined in the plan) of the Common Stock as reported on the New York Stock Exchange as of the date of the award.

        Non-employee directors receiving shares of restricted Common Stock may not sell, assign or otherwise dispose of the restricted shares until the restriction period ends. The restriction period lapses on the third anniversary of the grant date. To the extent any of the following events occur prior to the third anniversary of the grant date, the restriction period shall end with respect to all of the restricted shares currently held by a non-employee director: (i) the director's retirement at age 72, (ii) a "change of control" (as defined in the plan) of the Company, (iii) the director's death, (iv) the director's disability (as defined in the plan), or (v) the director's resignation or cessation of Board service under certain circumstances. In the event the director's Board service otherwise terminates prior to the lapse of the restriction period, the shares of restricted Common Stock will be forfeited, unless the Compensation and Personnel Committee, in its sole discretion, consents to waive any remaining restrictions.

        Deferred Compensation.    Each non-employee director may elect to participate in The Hartford Deferred Compensation Plan (the "Deferred Compensation Plan"). Participating non-employee directors may defer receipt of all or a portion of any cash compensation otherwise payable by the Company for service on the Board, including annual cash retainers for directors and Committee chairpersons and meeting fees. Deferred amounts may be allocated among a selection of hypothetical investment funds offered under the Deferred Compensation Plan and are credited with hypothetical earnings generated by such funds. Deferred amounts and their earnings become distributable on the date selected by the non-employee director as permitted under the Deferred Compensation Plan.

        In addition, non-employee directors may participate in The Hartford 2005 Incentive Stock Plan and defer all or a portion of any cash compensation through an investment in Company Common Stock.

        Insurance.    The Company provides each non-employee director with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while he or she serves on the Board. Non-employee directors may purchase additional accidental death and dismemberment and permanent total disability coverage under The Hartford voluntary accidental death and dismemberment plan for non-employee directors and their dependents.

        Stock Ownership Guidelines for Non-Employee Directors.    The Board has established stock ownership guidelines, for each non-employee director to obtain, by the later of May 18, 2008 or the third anniversary of the director's appointment to the Board, an ownership position in the Company's Common Stock equal to five times his or her annual cash retainer.

        Changes to Non-employee Director Compensation for 2006.    At its February 16, 2006 meeting, the Board approved certain changes to non-employee director compensation for the service period beginning on May 17, 2006, the date of the 2006 Annual Meeting. The Board: (i) increased the value of the annual equity award from $100,000 to $150,000, payable on the date of the Company's annual meeting in restricted shares of Common Stock pursuant to The Hartford 2005 Incentive Stock Plan, (ii) increased the fee for each meeting of the Board attended from $1,500 to $2,500, payable in cash, (iii) increased the fee for each Committee meeting attended from $1,200 to $2,000 (whether or not a director is a member of that particular Committee), payable in cash, and (iv) increased the cash retainer for the Audit Committee chairperson from $10,000 to $25,000.

Code of Ethics and Business Conduct

        The Company has adopted a Code of Ethics and Business Conduct, which is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. In addition, the Company has adopted a Code of Ethics and Business Conduct for Members of the Board of Directors. Both codes are available on the Company's website at: www.thehartford.com/governance /ethics/index.html. Copies of the codes will be provided without charge to any shareholder who requests them in writing. Requests should be addressed to the Corporate Secretary at the address provided on page 2 of this Proxy Statement.

Board Attendance at Shareholder Meetings

        The Company encourages its directors to attend the Annual Meeting of Shareholders. All of the Company's directors then serving attended the Annual Meeting of Shareholders held on May 18, 2005.

Shareholder Communications with the Board

        Shareholders may communicate with the Board's non-management directors through our third party service provider, EthicsPoint, by telephone at 1-866-737-6812 (in the U.S. and Canada) and 1-866-737-6850 (in all other countries), via the internet at www.ethicspoint.com or through written correspondence sent to The Hartford, c/o EthicsPoint, P.O. Box 230369, Portland, Oregon 97281-0369.

AUDIT COMMITTEE CHARTER AND REPORT CONCERNING FINANCIAL MATTERS

Audit Committee Charter

        The Audit Committee reports to the Board of Directors. Its primary function is to assist the Board in monitoring (i) the integrity of the financial statements and financial disclosures of the Company, (ii) the independent auditors' qualifications and independence, (iii) the performance of the Company's internal audit function and independent auditors, and (iv) the compliance by the Company with legal and regulatory requirements and internal compliance policies and procedures. The Committee operates pursuant to a charter, approved by the Board of Directors, which sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Committee to the Company's independent auditors, the internal audit department, and management of the Company. The Audit Committee operates under a charter approved by the Board in December 2004, which is available on our website at: www.thehartford.com/higfiles/pdf/TheHartfordAuditCommittee.pdf. A copy of the charter will be provided without charge to any shareholder who requests it in writing. Requests should be addressed to the Corporate Secretary at the address provided on page 2 of this Proxy Statement.

Membership

        The Audit Committee consists of four members, all of whom are "independent" directors within the meaning of the SEC's regulations, the listing standards of the New York Stock Exchange and the Company's Corporate Governance Guidelines, and all of whom are "financially literate" within the meaning of the listing standards of the New York Stock Exchange. None of the members of the Audit Committee are current officers or employees of the Company or its affiliates, nor do any of them have any relationship to the Company that might interfere with the exercise of their independence from management and the Company. In addition, our Board has determined that Ramon de Oliveira, Edward J. Kelly, III and Robert W. Selander are qualified as audit committee financial experts within the meaning of the SEC's regulations and that each has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange.

Report of the Audit Committee

        The Audit Committee, in its oversight role over (i) the Company's financial accounting and reporting process, (ii) the Company's system of internal controls established by management and (iii) the internal and external audit processes, has met with Company management, the independent auditors and the internal auditor of the Company. Discussions about the Company's audited financial statements for the year ended December 31, 2005 and internal control over financial reporting at December 31, 2005 included the independent auditors' judgments about both the quality and the acceptability of the Company's accounting principles and underlying estimates used in those financial statements, as well as other matters, as required by auditing standards of the Public Company Accounting Oversight Board, SEC Rule 2-07 of Regulation S-X, Statement on Auditing Standards No. 61, Communication with Audit Committees ("SAS 61"), as amended by SAS No. 89, Audit Adjustments ("SAS 89"), and SAS No. 90, Audit Committee Communications ("SAS 90"), and by the Audit Committee charter.

        In conjunction with the specific activities performed by the Audit Committee in its oversight role, it has issued the following report as of February 15, 2006:

  (1)
  The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2005 with management of the Company.

  (2)
  The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, SAS 89 and SAS 90.

  (3)
  The Audit Committee has discussed with the auditors the independent auditors' independence from the Company, and the Audit Committee has received from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees:

  (i)
  a written disclosure, indicating all relationships, if any, between the independent auditors and their related entities and the Company and its related entities which, in the auditors' professional judgment, reasonably may be thought to bear on the auditors' independence, and

  (ii)
  a letter from the independent auditors confirming that, in their professional judgment, they are independent of the Company within the meaning of the securities acts administered by the Securities and Exchange Commission.

        Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

The Audit Committee:

Edward J. Kelly, III, Chairman
Ramon de Oliveira
Robert W. Selander
Charles B. Strauss

Fees to Independent Auditor for Years Ended December 31, 2005 and 2004

        The following table presents fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the "Deloitte Entities") for the audit of the Company's annual financial statements, audit-related services, tax services and all other services for the years ended December 31, 2005 and 2004.

	Year Ended December 31, 2005	Year Ended December 31, 2004
(1) Audit fees	$13,097,840	$10,917,532
(2) Audit-related fees(a)	760,356	1,311,560
(3) Tax fees(b)	88,875	185,193
(4) All other fees(c)	—	20,000

(a)
Fees for the year ended December 31, 2005 principally consisted of internal control reviews and employee benefit plan audits. Fees for the year ended December 31, 2004 principally consisted of due diligence assistance and services relating to business acquisitions and divestitures, internal control reviews and employee benefit plan audits.

(b)
Principally consisted of domestic and international tax compliance services and tax examination assistance.

(c)
Fees for the year ended December 31, 2004 principally consisted of participation in a survey.

        The Audit Committee concluded that the provision of the non-audit services provided to the Company by the Deloitte Entities during 2004 and 2005 was compatible with maintaining the Deloitte Entities' independence.

        The Audit Committee has established policies requiring its pre-approval of audit and non-audit services provided by the independent registered public accounting firm. The policies require that the Committee pre-approve specifically described audit, audit-related and tax services, annually. For the annual pre-approval, the Committee approves categories of audit services, audit-related services and tax services, and related fee budgets. For all pre-approvals, the Audit Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission and the Public

Company Accounting Oversight Board on auditor independence. The independent registered public accounting firm and management report to the Audit Committee on a timely basis regarding the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the limits approved by the Committee. The Audit Committee's policies require specific pre-approval of all internal control-related services and all other permitted services on an individual project basis. As provided by the Committee's policies, the Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Committee meetings, up to a maximum of $100,000. The Chairman must report any pre-approvals to the full Committee at its next scheduled meeting.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
ON EXECUTIVE COMPENSATION

        This report sets forth the executive compensation policies of the Compensation and Personnel Committee (the "Committee") of the Board of Directors. The Committee is composed exclusively of independent directors. This report discusses the compensation for 2005 of the Company's Chairman, President and Chief Executive Officer and other executive officers listed on the Summary Compensation Table ("named Senior Executives") following this report, as well as the compensation for certain other key executives, including those executive officers not listed in the Summary Compensation Table (with respect to awards made in 2005, named Senior Executives, other executive officers and senior officers together comprise 23 executives and are referred to as "Senior Executives" throughout this report). The Summary Compensation Table sets forth all compensation earned by, and awarded or paid to, Ramani Ayer, the Company's Chairman, President and Chief Executive Officer, and the other named Senior Executives. Also following this report are tables that provide information on stock option grants and other long-term performance grants, and a performance graph and tables comparing the five-year cumulative total return on the Company's Common Stock to the five-year cumulative total returns of the Standard & Poor's 500 Index® and an index of peer insurance companies.

The Committee's Role in Overseeing Executive Compensation Policy

        The Committee has the direct responsibility to assist the Board in defining an executive total compensation policy that (1) supports the organization's overall business strategy and objectives, (2) attracts, motivates, and retains key executives, (3) links total compensation with business objectives and organizational performance, and (4) provides competitive total compensation opportunities at an appropriate cost while enhancing shareholder value. The Committee has the sole authority to retain and terminate any consulting firms to be used to assist in the evaluation of executive compensation, including sole authority to approve the consulting firm's fees and other retention terms. The Committee has retained an independent consultant, Hewitt Associates, to assist the Committee in fulfilling its responsibilities. The responsibilities and authority of the Committee are provided in the Committee's charter, which is available on the Company's web site at: www.thehartford.com/higfiles/pdf/TheHartfordCompensationCommittee.pdf. A copy of the charter will be provided without charge to any shareholder who requests it in writing. Requests should be addressed to the Corporate Secretary at the address provided on page 2 of this Proxy Statement.

        The Committee recognizes the importance of aligning the interests of management and shareholders to maximize shareholder value. In carrying out its decision-making functions related to executive compensation, the Committee has established certain guiding principles, including:

  •
  Recognition of the central importance of creating shareholder value, to be reinforced by heavy reliance on equity compensation programs that deliver above-market compensation to Senior Executives only when shareholders realize correspondingly superior gains;

  •
  Adherence to a pay-for-performance philosophy that ensures that aggregate compensation levels paid to Senior Executives reflect the extent to which the Company's key operating goals are met;

  •
  Maximization of shareholder value by encouraging the acquisition and retention of Common Stock by Senior Executives, thereby strengthening the common interests of management and shareholders;

  •
  Establishment of Senior Executive compensation levels in relation to the pay rates that are offered at organizations with which the Company competes for senior management talent; and

  •
  Maintenance of a total compensation perspective on Senior Executive pay when judging the appropriateness of rewards for Senior Executives.

Description of Executive Compensation Policies

        The Committee has established guidelines for the compensation of Senior Executives that generally target total compensation opportunity for Senior Executives at median market levels. However, consistent with the Company's pay-for-performance philosophy, individual total compensation opportunity is closely tied to each Senior Executive's performance. Therefore, while the overall compensation expense for the Senior Executive team is targeted at median market levels, an individual Senior Executive's total compensation opportunity may be targeted above or below market compensation levels, depending on that executive's future potential, scope of responsibilities, experience, and, most important, individual performance. In determining compensation levels, the Committee's focus is on providing appropriate total compensation opportunities, rather than attempting to target market levels of compensation for each component of the compensation package. Target total compensation opportunity for Senior Executives includes base salary, annual incentives and long-term incentives. Compensation packages for Senior Executives reflect a heavy emphasis on performance-based, variable compensation, which, when combined with base salary, provides the opportunity for above market total compensation for superior performance. The long-term incentive program is also designed to promote share ownership among Senior Executives. The percentage of a Senior Executive's total compensation comprised of variable compensation increases with responsibility. The Committee believes that a compensation program that adheres to these guidelines will effectively catalyze Senior Executive activities in achieving the Company's goals and appropriately recognize the contributions of each Senior Executive. The Committee's review of the total remuneration provided to the Company's named Senior Executives included a "tally sheet" review, detailing the amounts payable to these executives under various termination scenarios, including voluntary termination, involuntary termination, and retirement, under both change of control and non-change of control situations.

        Consistent with the shareholder value orientation of its compensation guidelines, the Committee has authorized guidelines for ownership of Common Stock by Senior Executives that should serve to further align the interests of the Company's management and its investors. Ownership guidelines in place for 2005 provided that the Chief Executive Officer should attain an investment position in the Common Stock equal to six times his base salary and, within five years of an assignment to a Senior Executive position, each other Senior Executive is expected to attain an investment position in the Common Stock equal to three to four times his or her base salary, depending on the position of the Senior Executive. These ownership guidelines reflect increases from those in place for 2004. Prior to 2005, the Chief Executive Officer was expected to attain an ownership position equal to five times base salary and each other Senior Executive was expected to attain an ownership position equal to two to three times his or her base salary. The Committee reviews Senior Executive ownership levels annually. All Senior Executives either meet or are making appropriate progress toward meeting these ownership guidelines.

        It is the Company's policy to target overall Senior Executive total compensation levels in relation to the median compensation rates that are typical at organizations with which the Company competes for senior management talent. For corporate Senior Executives, the competitive market generally includes other leading insurance and financial services companies, although general industry practices are also considered when reviewing compensation for certain Senior Executives whose functional responsibilities are not exclusively insurance or financial services related. For line of business Senior Executives, compensation is in line with practices that are common at other leading insurance carriers, as well as at other financial institutions that offer competing insurance and financial products. The set of companies included in the development of compensation market data comprises both insurance and financial services companies with which the Company competes in the marketplace and other organizations, public and private, with which the Company competes for scarce executive talent. The set of companies used in the development of market data is, therefore, different than the set of companies included in the S&P Insurance Composite Index used as the index of peer insurance companies in the performance graph and tables following this report.

2005 Compensation

        The principal elements of the Senior Executive compensation program adopted by the Company and in effect for 2005 are: a base salary; an annual incentive opportunity dependent on operating results; and long-term compensation tied to earnings growth, return on equity and stock price appreciation.

        Each of these elements is discussed below.

  2005 Base Salary

        Base salaries for Senior Executives in 2005 were generally set at levels intended to be competitive with salaries paid to individuals holding similar positions in organizations with which the Company competes for senior executive talent. In assessing a Senior Executive's salary level in 2005, the Committee also considered on-the-job performance of that Senior Executive, including his or her demonstrated contributions to achievement of the Company's goals. In considering salary actions, the Committee also reviewed internal compensation equity and the Senior Executive's level of responsibility, experience and expertise. Overall, base salary levels for Senior Executives in aggregate were between median and 75th percentile levels relative to comparative companies in 2005.

        The Committee approved salary increases of $7,000, $7,000, $19,000 and $75,000 for Messrs. Marra, Zwiener, Johnson and Wolin, respectively, effective February 1, 2005. These increases reflected competing pay practices at peer corporations and individual performance. Mr. Ayer did not receive a base salary increase in 2005. In addition, Messrs. Ayer, Marra, Zwiener, Johnson and Wolin have employment agreements with the Company that provide for minimum base salaries, as described below under the heading "Employment Agreements."

  2005 Variable Compensation

        Variable compensation reinforces the Company's pay-for-performance philosophy and is a key element to the total compensation program. Variable compensation includes annual and long-term incentive compensation opportunities. All long-term incentive compensation programs also facilitate Senior Executives' acquisition and retention of Common Stock, thereby promoting a common interest between the Company's management and shareholders. In 2005, variable compensation comprised approximately 86% of the target total compensation opportunity for the Chief Executive Officer and between 74% and 81% of the target total compensation opportunity for the other named Senior Executives.

  Annual Incentives

        Each year, the Committee establishes performance goals, which, if achieved, are expected to enhance the Company's value. The Committee also reviews and approves, with respect to each Senior Executive, annual incentive payment levels payable in the event business performance goals and leadership objectives are fully realized. Actual annual incentive payments to Senior Executives vary, depending on performance relative to such goals. Better performance generates larger awards; lower performance yields smaller awards. Generally, Senior Executives earn payouts of between 0% and 200% of the target annual incentive payment levels established for each executive by the Committee at the beginning of the performance period. Actual annual incentive payouts depend on performance relative to the business performance goals and leadership objectives, as evaluated by the Committee.

        Ordinarily, corporate Senior Executives earn annual incentives based on corporate and individual performance. Incentives for line of business Senior Executives may relate to corporate, line of business, and/or individual performance. In 2005, annual incentives for Senior Executives were generally based 70% on the achievement of financial results and 30% on the achievement of leadership objectives established at the beginning of the performance period. On occasion and where appropriate, the Committee may approve management's recommendation for customized annual incentive arrangements aimed at addressing competitive market requirements or specific business needs.

        The named Senior Executives participate in an annual incentive program under which a maximum annual incentive award for each named Senior Executive is determined by reference to an incentive pool of funds, as described below. The purpose of this incentive plan is to ensure the tax deductibility of the annual incentive awards for the Company. The total incentive pool was equal to 1.0% of total Company operating income for 2005 as defined by the Committee (the "Incentive Pool"). Relative to this Incentive Pool, the Committee determined that the maximum annual incentive award payable to each named Senior Executive was to be the lesser of: (1) the percentage of the Incentive Pool allocated to him identified below, or (2) 300% of his target annual incentive award established by the Committee at the beginning of the performance year. Also, the maximum annual incentive amount payable to any named Senior Executive under the program is $5 million. The percentage of the Incentive Pool allocated to Mr. Ayer was 30%. The percentage of the Incentive Pool allocated to each of Messrs. Marra and Zwiener was 20%. The percentage of the Incentive Pool allocated to each of Messrs. Johnson and Wolin was 15%. The actual annual incentive award granted to a participant is determined by the Committee, which retains negative discretion to reduce or eliminate (but not increase) an award to any named Senior Executive based on its evaluation of the Senior Executive's performance. In determining the actual award payable to each named Senior Executive, the Committee reviews business performance criteria such as operating earnings and return on equity pertaining to the particular named Senior Executive as well as individual performance against key strategic leadership objectives established at the beginning of the performance period.

        Based upon financial performance relative to the total Company operating income goal described above and the Committee's review of performance by the named Senior Executives for 2005, the Committee awarded annual cash incentives of $3,100,000, $1,870,000, $1,975,000, $1,400,000 and $1,300,000 to Messrs. Ayer, Marra, Zwiener, Johnson and Wolin, respectively.

  2005 Long-Term Incentives

        For 2005, the Committee provided eligibility for executives and key employees of the Company for grants of stock options, Performance Shares, and restricted stock units (as defined below) under the terms of The Hartford Incentive Stock Plan. Restricted stock unit awards were introduced as part of the annual long-term incentive program for Senior Executives in 2005 in order to enhance the program's ability to help retain key executive talent over the long-term. The value of the 2005 long-term incentive awards for each Senior Executive is determined based on a review of long-term incentive opportunities for comparable positions at companies with which the Company competes for talent as well as an assessment of individual executive performance and potential. Senior Executives received one-third of their long-term incentive awards as stock options, one-third as Performance Shares, and one-third as restricted stock units. The value of each stock option award was determined by using a binomial lattice option pricing model to establish a value per option based on the closing stock price on the date of grant and multiplying by the number of shares under option in each award. The value of each Performance Share and restricted stock unit award was determined by multiplying the closing stock price on the date of grant by the number of Performance Shares and restricted stock units in each award.

        The Committee believes that the practice of annually granting stock options, Performance Shares, and/or restricted stock units reinforces the Company's policy of encouraging Common Stock ownership by executives. By becoming shareholders of the Company, executives are able to share both the perspective of and the reward experienced by non-employee owners of the Company. This alignment of interests supports the building of shareholder value. Stock options provide value to Senior Executives only when shareholders realize positive returns on their investment in the Company. In this way, stock option grants reward Senior Executives for creating value for shareholders. Performance Shares provide executives with actual stock ownership, subject to attainment of three-year performance goals. Restricted stock units also provide executives with actual stock ownership, subject to a three-year service period (with pro rata vesting in the event of certain circumstances, such as retirement or disability).

  Stock Options

        Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in created shareholder value as reflected in growth in the price of the Common Stock. The option exercise price equals 100% of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options awarded in 2005 have a maximum 10 year plus two day term.

        On February 17, 2005, options to purchase 79,454, 43,339, 43,339, 21,669 and 17,335 shares of Common Stock were granted under the Incentive Stock Plan to Messrs. Ayer, Marra, Zwiener, Johnson and Wolin, respectively, at an exercise price of $71.27 per share (the closing price of a share of the Common Stock on the NYSE on February 17, 2005). The options vest and become exercisable at the later of: (i) the date upon which the closing price of the underlying stock on the NYSE were to equal or exceed 125% of the option exercise price for a period of at least 10 consecutive trading days, and (ii) three years from the grant date (February 17, 2008). The vesting schedule is intended to help retain these key executives over the long-term and to ensure that these awards reward executives for long-term shareholder value creation.

        Further information regarding option grants for the named Senior Executives during 2005 is included in the option tables following this report.

  Performance Shares

        Senior Executives were given the opportunity to earn shares of Common Stock contingent on the Company achieving one or more performance objectives over a performance period established by the Committee ("Performance Shares"). Target level performance relative to the pre-established performance objectives will result in the award of a target number of Performance Shares at the end of the applicable performance period. Better performance (up to pre-established maximums) will yield a larger payout; poorer performance (to pre-established minimums) will yield a smaller payout. If the minimum threshold amounts established by the Committee are not achieved, there will be no payout. Any Performance Shares ultimately awarded will be payable in Common Stock. The Committee in its sole discretion may elect to pay such awards part in Common Stock and part in cash or entirely in cash.

        Under the terms of the Performance Share awards made in 2005 to recipients working in the Company's corporate function, including Messrs. Ayer, Johnson and Wolin, there are two equally weighted performance objectives measured over the 2005 through 2007 performance period: (i) total Company operating income, and (ii) total Company average return on equity. For Performance Share award recipients working in the Company's life insurance operations, including Mr. Marra, there are two equally weighted performance objectives measured over the 2005 through 2007 performance period: (i) life insurance company operating income, and (ii) life insurance company average return on equity. For Performance Share award recipients working in the Company's property and casualty insurance operations, including Mr. Zwiener, there are two equally weighted performance objectives measured over the 2005 through 2007 performance period: (i) property & casualty insurance company operating income, and (ii) property & casualty insurance company average return on equity. In lieu of Performance Share awards, Senior Executives working in the Company's HIMCO operations received cash-based long-term awards under the HIMCO Long-Term Incentive Plan under which amounts payable are based upon HIMCO operating income performance relative to pre-established performance objectives.

        In 2005, Messrs. Ayer, Marra, Zwiener, Johnson and Wolin were granted awards of 25,724, 14,031, 14,031, 7,016 and 5,612 Performance Shares, respectively. Further information regarding Performance Share awards for the named Senior Executives during 2005 is included in the tables following this report.

  Restricted Stock Unit Awards

        Restricted stock unit awards were introduced into the Company's long-term incentive program in 2005. In addition to comprising one-third of the value of the annual long-term incentive awards for the Company's Senior Executives, restricted stock unit awards replaced stock option awards for other executive participants in the Company's long-term incentive program. Restricted stock unit awards are intended to help retain key executive talent over the long-term. These awards vest on the third anniversary of the grant date, with pro rata vesting in the event of certain circumstances, such as retirement or disability. Dividend equivalents are credited to the awards on the same basis that cash dividends would be paid on common shares outstanding. The amount of each such dividend equivalent is determined based on the closing stock price of the Company's Common Stock on the dividend payment date. Restricted stock unit awards are payable in Common Stock following the third anniversary of the grant date.

        In 2005, Messrs. Ayer, Marra, Zwiener, Johnson and Wolin were granted awards of 25,724, 14,031, 14,031, 7,016 and 5,612 restricted stock units, respectively. Further information regarding restricted stock unit awards for the named Senior Executives during 2005 is included in the tables following this report.

  Restricted Stock Awards

        In addition to annual long-term incentive awards, restricted stock grants are made on a selective basis in order to encourage the retention of certain key performers or executives determined to have high potential to move into critical positions. The Committee conducts an annual review of the Company's executive talent evaluation and reviews management's recommendations for restricted stock awards. In 2005, Messrs. Ayer and Johnson were granted restricted stock awards of 12,600 and 14,000 shares, respectively. The restrictions on one-third of the shares in these awards lapse three years after the date of the award and the restrictions on the remaining two-thirds of the shares lapse five years after the date of the award.

Compliance with Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m) but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

Summary

        The Committee is responsible for reviewing, monitoring and approving all compensation decisions affecting Senior Executives. The Committee expects that all compensation paid to Senior Executives will be consistent with the Company's interest in providing market competitive compensation opportunities, within the context of a pay-for-performance environment, and in a manner that is supportive of the Company's business mission. The Committee will continue to actively monitor the effectiveness of the Company's Senior Executive compensation plans and assess the appropriateness of Senior Executive pay levels to assure prudent use of Company resources.

The Compensation and Personnel Committee:

Paul G. Kirk, Jr., Chairman
Gail J. McGovern
Michael G. Morris
Robert W. Selander
H. Patrick Swygert

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Personnel Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN SHAREHOLDERS

Directors and Executive Officers

        The following table shows as of March 20, 2006 the number of shares of Common Stock beneficially owned by each director and nominee for election as a director, by each of the Named Executive Officers, and by the directors and all Section 16 executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of the Total Outstanding Shares of Common Stock
Ramani Ayer	1,881,910	*
Ramon de Oliveira	1,157	*
David M. Johnson	303,848	*
Edward J. Kelly, III	14,800	*
Paul G. Kirk, Jr.	31,592	*
Thomas M. Marra	770,383	*
Gail J. McGovern	7,754	*
Michael G. Morris	2,638	*
Robert W. Selander	28,227	*
Charles B. Strauss	15,676	*
H. Patrick Swygert	13,592	*
Neal S. Wolin	135,075	*
David K. Zwiener	458,900	*
All directors and Section 16 executive officers as a group (16 persons)	2,994,195	1.0%

*
Less than one percent

(1)
All shares of Common Stock are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares of Common Stock (i) that may be acquired by directors and executive officers upon the exercise of stock options exercisable within 60 days after March 20, 2006, (ii) allocated to the accounts of directors and executive officers under the Company's Investment and Savings Plan and Excess Savings Plan based on a valuation of plan accounts as of March 20, 2006, (iii) held by directors and executive officers under the Company's Employee Stock Purchase Plan, Deferred Restricted Stock Unit Plan and Dividend Reinvestment and Cash Payment Plan as of March 20, 2006, (iv) owned by a director's or an executive officer's spouse or minor child, (v) that have been granted under The Hartford Incentive Stock Plan, The Hartford 2005 Incentive Stock Plan or The Hartford Restricted Stock Plan for Non-Employee Directors and are restricted, or (vi) that may be acquired by directors and executive officers upon the vesting of restricted stock units awarded pursuant to The Hartford Incentive Stock Plan or The Hartford 2005 Incentive Stock Plan are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares listed in the table above. Of the number of shares of Common Stock shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable as of March 20, 2006 or within 60 days thereafter by: Mr. Ayer, 1,597,851 shares; Mr. Johnson, 247,036 shares; Mr. Kelly, 8,607 shares; Mr. Kirk, 19,154 shares; Mr. Marra, 641,660 shares; Ms. McGovern, 5,087 shares; Mr. Morris, 763 shares; Mr. Selander, 19,154 shares; Mr. Strauss, 10,309 shares; Mr. Swygert, 7,947 shares; Mr. Wolin, 100,138 shares; Mr. Zwiener, 336,489 shares; and all directors and Section 16 executive officers as a group, 2,994,195 shares.

Certain Shareholders

        The following table shows those persons known to the Company as of March 20, 2006 to be the beneficial owners, as of December 31, 2005, of more than 5% of the Common Stock. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp 82 Devonshire Street Boston, MA 02109	(1)	8.172%
AXA Assurances I.A.R.D. Mutuelle 26, Rue Drouot 75009, Paris, France	(2)	6.500%
State Street Bank and Trust Company 225 Franklin Street Boston, MA 02110	(3)	6.150%

(1)
FMR Corp. ("FMR") and Edward C. Johnson, 3d filed a Schedule 13G/A with the SEC on February 14, 2006 to report that they were the beneficial owners of 24,555,742 shares of Common Stock as of December 31, 2005. FMR and Mr. Johnson have sole power to vote or to direct the vote with respect to 1,861,427 of such shares. FMR and Mr. Johnson had sole power to dispose or to direct the disposition of 24,555,742 shares. FMR is the parent to various subsidiaries that are beneficial owners of Common Stock, including Fidelity Management & Research Company, which serves as an investment adviser to various investment companies, Fidelity Management Trust Company, an institutional investment manager, and Strategic Advisers, Inc., an investment adviser that provides investment advisory services to individuals. Members of the Edward C. Johnson, 3d family own approximately 49% of the voting power of FMR. Mr. Johnson is Chairman of FMR.

(2)
AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA Financial, Inc. (together, "AXA") filed a Schedule 13G with the SEC on February 14, 2006 to report that AXA was the beneficial owner of 19,642,870 shares of Common Stock as of December 31, 2005. AXA has the sole power to vote or to direct the vote with respect to 14,582,587 of such shares. AXA has the sole power to dispose or to direct the disposition of 19,631,995 shares of Common Stock.

(3)
State Street Bank and Trust Company ("State Street") filed a Schedule 13G with the SEC on February 13, 2006 to report that it was the beneficial owner of 18,461,886 shares of Common Stock as of December 31, 2005. State Street has the sole power to vote or to direct the vote with respect to 9,016,480 of such shares. State Street has the sole power to dispose or to direct the disposition of 0 shares of Common Stock.

Certain Relationships and Related Transactions

        None.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and designated Section 16 executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Section 16 officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and Section 16 executive officers complied during 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

COMPENSATION OF EXECUTIVE OFFICERS

        The following table provides information for 2005 regarding the cash and other compensation of (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "Named Executives"):

Summary Compensation Table

		Annual Compensation(1)		Long-Term Compensation
				Awards			Payouts
Name and Principal Position	Year	Salary($)	Bonus($)	Restricted Stock Awards($)		Securities Underlying Options(#)	LTIP Payouts ($)(2)		All Other Compensation ($)(3)
Ramani Ayer Chairman, President and Chief Executive Officer	2005 2004 2003	1,150,000 1,145,833 1,100,000	3,100,000 2,100,000 2,200,000	2,731,335 1,497,973 —	(4) (5)	79,454 96,723 171,465	8,995,208 — —		74,123 40,667 38,917
Thomas M. Marra Executive Vice President	2005 2004 2003	989,417 980,250 950,000	1,870,000 1,776,500 1,900,000	999,989 1,003,048 —	(6) (7)	43,339 63,723 118,544	6,218,858 281,250	(8)	43,980 34,309 33,250
David K. Zwiener Executive Vice President	2005 2004 2003	989,417 980,250 945,833	1,975,000 1,696,900 1,900,000	999,989 1,003,048 —	(9) (10)	43,339 63,723 118,544	6,218,858 — —		35,500 34,309 37,184
David M. Johnson Executive Vice President and Chief Financial Officer	2005 2004 2003	648,417 629,250 609,167	1,400,000 1,120,100 1,220,000	1,497,810 — —	(11)	21,669 34,137 63,506	3,331,620 — —		7,271 7,159 7,000
Neal S. Wolin Executive Vice President and General Counsel	2005 2004 2003	643,750 570,833 518,750	1,300,000 1,150,000 990,000	399,967 998,510 —	(12) (13)	17,335 19,345 27,519	1,443,702 — —		25,016 19,979 12,525

1)
Except as set forth, the Named Executives did not receive any annual compensation not properly characterized as salary or bonus, except for certain perquisites or other benefits the aggregate incremental cost of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such officer.

2)
Amounts shown in this column for 2005 represent the determination on February 15, 2006 by the Compensation and Personnel Committee of the Board, based on the Company's performance during the period from January 1, 2003 through December 31, 2005, to payout Performance Shares granted on February 20, 2003 to, among others, the Named Executives at the maximum amount (200% of target) in cash at a price of $83.00 per share (the New York Stock Exchange closing price of a share of Common Stock on February 15, 2006).

3)
Amounts shown in this column for 2005 represent Company contributions under The Hartford Investment and Savings Plan, a tax-qualified defined contribution plan, and The Hartford Excess Savings Plan, a non-qualified plan established as a "mirror" to the qualified Plan to facilitate payment of amounts not payable under the qualified plan due to tax restrictions. Under these plans, the Company makes a matching contribution in an amount equal to 50% of an employee's contribution, up to an amount equal to 3% of such employee's salary. The Company also makes a non-matching contribution equal to one-half of one percent (.005) of the annual salary of each employee earning $95,000 per year or greater, and a non-matching contribution equal to one and one-half of one percent (.015) of the annual salary of each employee earning less than $95,000 per year.

4)
Represents the market value of 12,600 shares of restricted stock and 25,724 restricted stock units granted to Mr. Ayer on February 17, 2005, based on the New York Stock Exchange closing price of the Common Stock of $71.27 per share on that date. One-third of the shares of restricted stock (4,200) will vest on February 17, 2008 and the remaining two-thirds of the shares (8,400) will vest on February 17, 2010. Each restricted stock unit represents a contractual right to receive one share of Common Stock of the Company at the end of a three-year service period. Dividends with respect to restricted stock and dividend equivalents with respect to restricted stock units are paid in the same amount and to the same extent as dividends paid to holders of Common Stock. As of December 31, 2005, Mr. Ayer held an aggregate of 61,331 shares of restricted stock and restricted stock units, with a market value of $5,267,720, based on the New York Stock Exchange closing price of $85.89 per share on December 30, 2005.

5)
Represents the market value of 22,700 shares of restricted stock granted to Mr. Ayer on February 18, 2004, based on the New York Stock Exchange closing price of the Common Stock of $65.99 per share on that date. One-third of the shares (7,566) will vest on February 18, 2007 and the remaining two-thirds of the shares (15,134) will vest on February 18, 2009.

6)
Represents the market value of 14,031 restricted stock units granted to Mr. Marra on February 17, 2005, based on the New York Stock Exchange closing price of the Common Stock of $71.27 per share on that date. Each restricted stock unit represents a contractual right to receive one share of Common Stock of the Company at the end of a three-year service period. Dividend equivalents with respect to restricted stock units are paid in the same amount and to the same extent as dividends paid to holders of Common Stock. As of December 31, 2005, Mr. Marra held an aggregate of 29,399 shares of restricted stock and restricted stock units, with a market value of $2,525,080, based on the New York Stock Exchange closing price of $85.89 per share on December 30, 2005.

7)
Represents the market value of 15,200 shares of restricted stock granted to Mr. Marra on February 18, 2004, based on the New York Stock Exchange closing price of the Common Stock of $65.99 per share on that date. One-third of the shares (5,066) will vest on February 18, 2007 and the remaining two-thirds of the shares (10,134) will vest on February 18, 2009. Dividends with respect to restricted stock are paid in the same amount and to the same extent as dividends paid to holders of Common Stock.

8)
Represents a cash award paid to Mr. Marra on March 1, 2004 in connection with a special performance-based award of stock options and cash granted on July 19, 2000 to certain key executives of Hartford Life.

9)
Represents the market value of 14,031 restricted stock units granted to Mr. Zwiener on February 17, 2005, based on the New York Stock Exchange closing price of the Common Stock of $71.27 per share on that date. Each restricted stock unit represents a contractual right to receive one share of Common Stock of the Company at the end of a three-year service period. Dividend equivalents with respect to restricted stock units are paid in the same amount and to the same extent as dividends paid to holders of Common Stock. As of December 31, 2005, Mr. Zwiener held an aggregate of 29,399 shares of restricted stock and restricted stock units, with a market value of $2,525,080, based on the New York Stock Exchange closing price of $85.89 per share on December 30, 2005.

10)
Represents the market value of 15,200 shares of restricted stock granted to Mr. Zwiener on February 18, 2004, based on the New York Stock Exchange closing price of the Common Stock of $65.99 per share on that date. One-third of the shares (5,066) will vest on February 18, 2007 and the remaining two-thirds of the shares (10,134) will vest on February 18, 2009. Dividends with respect to restricted stock are paid in the same amount and to the same extent as dividends paid to holders of Common Stock.

11)
Represents the market value of 14,000 shares of restricted stock and 7,016 restricted stock units granted to Mr. Johnson on February 17, 2005, based on the New York Stock Exchange closing price of the Common Stock of $71.27 per share on that date. One-third of the shares of restricted stock (4,667) will vest on February 17, 2008 and the remaining two-thirds of the shares (9,333) will vest on February 17, 2010. Each restricted stock unit represents a contractual right to receive one share of Common Stock of the Company at the end of a three-year service period. Dividends with respect to restricted stock and dividend equivalents with respect to restricted stock units are paid in the same amount and to the same extent as dividends paid to holders of Common Stock. As of December 31, 2005, Mr. Johnson held an aggregate of 27,447 shares of restricted stock and restricted stock units, with a market value of $2,357,423, based on the New York Stock Exchange closing price of $85.89 per share on December 30, 2005.

12)
Represents the market value of 5,612 restricted stock units granted to Mr. Wolin on February 17, 2005, based on the New York Stock Exchange closing price of the Common Stock of $71.27 per share on that date. Each restricted stock unit represents a contractual right to receive one share of Common Stock of the Company at the end of a three-year service period. Dividend equivalents with respect to restricted stock units are paid in the same amount and to the same extent as dividends paid to holders of Common Stock. As of December 31, 2005, Mr. Wolin held an aggregate of 29,399 shares of restricted stock and restricted stock units, with a market value of $2,542,172, based on the New York Stock Exchange closing price of $85.89 per share on December 30, 2005.

13)
Represents the market value of 15,500 shares of restricted stock granted to Mr. Wolin on May 19, 2004, based on the New York Stock Exchange closing price of the Common Stock of $64.42 per share on that date. One-third of the shares (5,166) will vest on May 19, 2007 and the remaining two-thirds of the shares (10,334) will vest on May 19, 2009. Dividends with respect to restricted stock are paid in the same amount and to the same extent as dividends paid to holders of Common Stock.

Named Executive Officer Perquisites

        The aggregate value of perquisites provided to each of Messrs. Ayer, Marra, Zwiener, Johnson and Wolin during 2005 was $33,330, $9,350, $670, $0 and $2,485, respectively. Mr. Ayer's perquisites primarily consisted of $13,250 for financial and tax planning services paid for by the Company and $17,945 for the use of Company car services for commuting and personal uses. Mr. Marra's perquisites consisted of $9,350 for financial and tax planning services paid for by the Company. Mr. Zwiener's perquisites consisted of $670 for the use of Company car services for commuting and personal uses. Mr. Wolin's perquisites consisted of $2,230 for financial and tax planning services paid for by the Company and $255 for the use of Company car services for commuting and personal uses.

Stock Options

        Under the Incentive Stock Plan, the Compensation and Personnel Committee of the Board of Directors selects key employees to receive various awards, including stock options, shares of restricted Common Stock, restricted stock units and performance shares. The table below provides information regarding grants of stock options to the Named Executives during 2005.

Option Grants In Fiscal Year 2005

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(4)
	Number of Securities Underlying Options Granted(#)(1)
		% of Total Options Granted to Employees in 2005(2)
Name			Exercise Price ($/Share)(3)	Expiration Date
					5%	10%
Ramani Ayer	79,454	25.05%	$71.27	02/19/15	$3,561,233	$9,024,864
Thomas M. Marra	43,339	13.67%	71.27	02/19/15	1,942,511	4,922,705
David K. Zwiener	43,339	13.67%	71.27	02/19/15	1,942,511	4,922,705
David M. Johnson	21,669	6.83%	71.27	02/19/15	971,233	2,461,296
Neal S. Wolin	17,335	5.47%	71.27	02/19/15	776,978	1,969,014

(1)
The options granted to Messrs. Ayer, Marra, Zwiener, Johnson and Wolin become exercisable at the later of: (i) the date upon which the closing price of each share of the underlying stock on the NYSE were to equal or exceed 125% of the option exercise price for a period of at least 10 consecutive trading days, and (ii) three years from the grant date (February 17, 2008).

(2)
Percentages are based on options to purchase a total of 317,129 shares of Common Stock granted to 22 employees of the Company and its subsidiaries during 2005.

(3)
All options were granted at exercise prices that were 100% of the fair market value of one share of Common Stock on the date of grant.

(4)
At the end of the term of the options granted on February 17, 2005, the projected price of a share of Common Stock would be $116.09 and $184.86 at assumed annual appreciation rates of 5% and 10%, respectively.

2005 Option Exercises and 2005 Year-End Option Values

        The following table provides information on stock options that were exercised during 2005 and the value of unexercised stock options held at December 31, 2005 by the Named Executives:

		Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
			Number of Securities Underlying Unexercised Options at Fiscal Year-End
	Number of Shares Acquired Upon Exercise				$ Value of Unexercised In the Money Options Held at Fiscal Year-End(2)
Name		$ Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ramani Ayer	168,000	$8,180,508	1,597,851	143,936	$61,366,228	$2,444,809
Thomas M. Marra	100,000	3,505,025	620,419	85,821	18,943,870	1,479,008
David K. Zwiener	50,000	1,542,555	315,248	85,821	7,480,135	1,479,008
David M. Johnson	—	—	235,657	44,427	6,769,124	769,685
Neal S. Wolin	—	—	93,690	30,232	2,857,814	510,088

(1)
Value realized upon the exercise of an option represents the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option.

(2)
Values of "in-the-money" options are calculated by subtracting the exercise price per share of Common Stock granted under the option from the New York Stock Exchange closing price of $85.89 for one share of Common Stock on December 30, 2005.

2005 Long-Term Incentive Plan Awards

        The following table provides information regarding awards made to each of the Named Executives pursuant to any long-term incentive plan in the year ended December 31, 2005:

		Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares(1)	Period Until Payout(2)	Threshold #(3)	Target #(3)	Maximum #(3)
Ramani Ayer	25,724	Three Years	6,431	32,155	51,448
Thomas M. Marra	14,031	Three Years	3,508	17,539	28,062
David K. Zwiener	14,031	Three Years	3,508	17,539	28,062
David M. Johnson	7,016	Three Years	1,754	8,770	14,032
Neal S. Wolin	5,612	Three Years	1,403	7,015	11,224

(1)
Represents awards of performance shares which vest and become payable at the discretion of the Compensation and Personnel Committee following a pre-established performance period.

(2)
The three-year performance period commenced on January 1, 2005 and will terminate on December 31, 2007. Payouts, if any, shall be made following the completion of the performance period and following approval by the Compensation and Personnel Committee.

(3)
The Compensation and Personnel Committee establishes performance criteria that must be met before threshold payouts of awards of Performance Shares can be made. Depending on the Company's performance relative to the specific financial performance goals set for the three-year performance period, payouts may range between zero percent and 200 percent of the number of Performance Shares, with a target of 125 percent.

Retirement Program

        The Hartford Retirement Plan for U.S. Employees (the "Retirement Plan") is a defined benefit plan that covers substantially all eligible U.S. salaried employees of the Company and its subsidiaries, including the named Senior Executives and other executives. As currently administered, the Retirement Plan has two formulas under which benefits are calculated. The first formula is a "final average pay"

formula that applies to employees, including each of the Named Executives, except Messrs. Johnson and Wolin, with original hire dates with the Company prior to January 1, 2001. The second formula is a "cash balance" formula that applies to employees, including Messrs. Johnson and Wolin, with original hire dates with the Company of January 1, 2001 or later.

        On September 5, 2003, the Board approved changes to the Retirement Plan which will implement, on January 1, 2009, a "cash balance" formula for purposes of calculating future pension benefits for services rendered on or after January 1, 2009 for all employees hired before January 1, 2001. These amounts are in addition to amounts earned through December 31, 2008 under the final average pay formula. Employees hired on or after January 1, 2001 are currently covered under the same cash balance formula.

        Under the terms of the final average pay formula of the Retirement Plan, an employee's annual pension will equal 2% of his or her average final compensation for each of the first 30 years of benefit service, reduced by 1.67% of the employee's primary Social Security benefit for each year of benefit service to a maximum of 30 years; provided that no more than 50% of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the final average pay formula of the Retirement Plan as the total of an employee's (i) average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (ii) average annual pensionable compensation not including base salary for the five calendar years of the employee's last 120 consecutive calendar months of eligibility service affording the highest such average. The final average pay formula of the Retirement Plan also provides for undiscounted early retirement pensions for employees who retire at or after age 60 following completion of 15 years of eligibility service. An employee will be vested in benefits accrued under the final average pay formula of the Retirement Plan upon completion of five years of eligibility service.

        Under the terms of the cash balance formula of the Retirement Plan, the Company maintains accounts for employees to which "Hartford Credit" and "Interest Credit" amounts are credited on a semi-monthly basis. The "Hartford Credit" amount is based on the employee's eligible semi-monthly pay, multiplied by a percentage amount that increases (i) with the employee's age, and (ii) to the extent that the employee's income to date has exceeded the Federal social security taxable wage base. The "Interest Credit" amount is based on the employee's account balance to date, multiplied by an interest rate prescribed by the cash balance formula of the Retirement Plan. The benefit ultimately payable to the employee under the cash balance formula of the Retirement Plan is the accumulation of Hartford Credits and Interest Credits, to the extent vested. Vested benefits are payable when the employee leaves the Company, unless the employee elects to defer payment to a later date under the terms of the cash balance formula of the Retirement Plan. An employee will be vested in his or her account balance under the cash balance formula of the Retirement Plan upon completion of five years of eligibility service.

        Applicable Federal law limits the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. Therefore, the Company has a non-qualified retirement plan (the "Hartford Excess Retirement Plan") for payment of those benefits that cannot be paid from the qualified Retirement Plan. The practical effect of the Hartford Excess Retirement Plan is to calculate benefits for all similarly situated employees on a uniform basis. The Company also maintains certain excess plan trusts under which certain excess benefits under the Hartford Excess Retirement Plan are funded. Certain participants in the Hartford Excess Retirement Plan may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment.

        Based on various assumptions as to remuneration and years of service, before Social Security reductions, the Pension Plan Table for Final Average Pay Formula below illustrates the estimated annual benefits payable from the final average pay formula of the Retirement Plan and the Hartford Excess Retirement Plan at retirement at age 65 that are paid by the Company.

Pension Plan Table

Final Average Pay Formula

Average Final Compensation	Years of Service
	5	10	15	20	25	30
$400,000	$40,000	$80,000	$120,000	$160,000	$200,000	$240,000
500,000	50,000	100,000	150,000	200,000	250,000	300,000
750,000	75,000	150,000	225,000	300,000	375,000	450,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,500,000	150,000	300,000	450,000	600,000	750,000	900,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000
2,500,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000
3,500,000	350,000	700,000	1,050,000	1,400,000	1,750,000	2,100,000
4,000,000	400,000	800,000	1,200,000	1,600,000	2,000,000	2,400,000
4,500,000	450,000	900,000	1,350,000	1,800,000	2,250,000	2,700,000
5,000,000	500,000	1,000,000	1,500,000	2,000,000	2,500,000	3,000,000
5,500,000	550,000	1,100,000	1,650,000	2,200,000	2,750,000	3,300,000
6,000,000	600,000	1,200,000	1,800,000	2,400,000	3,000,000	3,600,000

        The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table comprise the compensation that is used for purposes of determining "average final compensation" under the final average pay formula of the Retirement Plan and the Hartford Excess Retirement Plan. The years of service with the Company of each of the Named Executives covered by the final average pay formula of the Retirement Plan for eligibility and benefit purposes as of December 31, 2005 were as follows: Ramani Ayer, 30 years; Thomas M. Marra, 25.58 years; and David K. Zwiener, 12.75 years. Only a maximum of 30 years of service may be considered when determining benefits under the final average pay formula. On January 1, 2009, when benefit accruals under the final average pay formula are scheduled to cease, Messrs. Ayer, Marra and Zwiener are projected to be credited with 30, 28.58 and 15.75 years, respectively, under the final average pay formula of the Retirement Plan and the Hartford Excess Retirement Plan, and their annual benefit payable at retirement at age 65 under that formula would be determined based on their service and final average pay as of December 31, 2008.

        Based on various assumptions as to remuneration and interest rates for purposes of determining Interest Credits and assuming continued service with the Company until age 65, the estimated account balance payable to each of Ramani Ayer, Thomas M. Marra and David K. Zwiener under the cash balance formula of the Retirement Plan and The Hartford Excess Retirement Plan, at age 65, based on participation in the cash balance formula from January 1, 2009, would be $1,829,336, $8,108,897 and $5,493,030, respectively. These estimated account balances would be in addition to the benefits under the final average pay formula through December 31, 2008.

        The amounts shown under "Salary" and "Bonus" opposite the name of Messrs. Johnson and Wolin in the Summary Compensation Table comprise the compensation that was used for purposes of determining the Hartford Credits creditable to Messrs. Johnson and Wolin under the cash balance formula of the Retirement Plan and the Hartford Excess Retirement Plan with respect to 2005. The years of service with the Company of Messrs. Johnson and Wolin for purposes of the cash balance formula of the Retirement Plan for eligibility and benefit purposes as of December 31, 2005 were 4.67 years and 4.75 years, respectively.

        Based on various assumptions as to remuneration and interest rates for purposes of determining Interest Credits and assuming continued service with the Company until age 65, the estimated account balance payable to each of David M. Johnson and Neal S. Wolin under the cash balance formula of the Retirement Plan and the Hartford Excess Retirement Plan, at age 65, would be $8,498,538 and $8,640,981, respectively.

Employment Agreements

        Ramani Ayer, Thomas M. Marra, David K. Zwiener, David M. Johnson and Neal S. Wolin have employment agreements (the "Employment Agreements") with the Company pursuant to which Mr. Ayer is employed as Chairman, President and Chief Executive Officer, Mr. Marra is employed as Executive Vice President of the Company and President and Chief Operating Officer of Hartford Life, Mr. Zwiener is employed as Executive Vice President of the Company and President and Chief Operating Officer of the Company's Property and Casualty operations, Mr. Johnson is employed as Executive Vice President and Chief Financial Officer, and Mr. Wolin is employed as Executive Vice President and General Counsel. Each of the Employment Agreements is automatically extended for successive one-year periods unless either party provides the other with written notice of its intention not to renew the Agreement at least 15 months prior to any renewal date. In addition, upon the occurrence of a "change of control" (as defined in the Employment Agreements) of the Company, the terms of the Employment Agreements are automatically extended for three years after the change of control occurs.

        The Employment Agreements provide, among other things, for annual base salaries for Messrs. Ayer, Marra, Zwiener, Johnson and Wolin, as determined from time to time by the Board of Directors, and their participation in the Company's benefit plans and awards under executive incentive bonus and other programs. At December 31, 2005, the annual base salaries for Messrs. Ayer, Marra, Zwiener, Johnson and Wolin were $1,150,000, $990,000, $990,000, $650,000 and $650,000, respectively. In addition, each executive is entitled to certain payments and benefits if his employment terminates for certain reasons, including a termination without "cause" (as defined in the Employment Agreements). If a termination without cause occurs, the terminated executive is entitled to a severance payment equal to two times (a) his base salary in effect as of the termination, and (b) a target bonus amount with respect to the year in which the termination occurred, and certain other benefits, including those that would be payable under the Company's various employee benefit plans. In addition, if a change of control of the Company occurs and the executive's employment is terminated for certain reasons within certain time periods (generally, within three years after a change of control), then the executive is entitled to receive certain payments and benefits. Specifically, if after a change of control, the executive's employment is terminated without cause, or the executive voluntarily terminates his employment for any reason within six months following a change of control, or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreements) within the remaining two years and six months following a change of control, then the executive is generally entitled to receive (i) a severance payment equal to three times the sum of his base salary then in effect and his target bonus for the year, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans. While the executive is employed, and for one year after any voluntary termination of employment (other than after a change of control), the executive is subject to a non-competition agreement in favor of the Company.

PERFORMANCE OF THE COMMON STOCK

        The following graph and tables compare the performance of the Company's Common Stock with the performance of the Standard & Poor's 500 Composite Stock Price Index and a peer group index over the five-year period extending through the end of 2005. The graph and tables assume that $100 was invested on December 31, 2000 in the Company's Common Stock, the S&P 500 Index and the peer group index and that all dividends were reinvested.

Comparison of Five-Year Cumulative Total Return Data

	Annual Return Percentage Years Ending
Company/Index
	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
The Hartford Financial Services Group, Inc.	(9.59)	(26.35)	33.01	19.50	25.83
S&P 500 Index	(11.89)	(22.10)	28.68	10.88	4.91
S&P Insurance Composite Index	(12.42)	(20.68)	21.03	7.25	14.10
	Indexed Returns Years Ending
Company/Index	Base Date 12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
The Hartford Financial Services Group, Inc.	100	90.41	66.59	88.57	105.84	133.18
S&P 500 Index	100	88.11	68.64	88.33	97.94	102.75
S&P Insurance Composite Index	100	87.58	69.47	84.08	90.18	102.90

OTHER INFORMATION

        As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be properly presented for consideration at the Annual Meeting other than that described above. As to other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Present and former directors and present and former officers and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Georgeson Shareholder Communications Inc. to solicit proxies for the Annual Meeting for a fee of $12,500, plus the payment of that firm's out-of-pocket expenses. The Company will bear all expenses relating to the solicitation of proxies.

        A copy of the Company's Annual Report to Shareholders for the fiscal year 2005 is being sent to you concurrently with this Proxy Statement. If you have not received the Annual Report to Shareholders, please submit a written request to the Company's Investor Relations Department at the following address to request a copy: The Hartford Financial Services Group, Inc., Hartford Plaza, Hartford, CT 06115, or call (860) 547-2537.

        We hereby incorporate by reference into this Proxy Statement "Item 10: Directors and Executive Officers of the Registrant" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

By Order of the Board of Directors.

Richard G. Costello
Vice President and Corporate Secretary

Dated: April 3, 2006

        SHAREHOLDERS ARE URGED TO VOTE BY PROXY, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A SHAREHOLDER MAY NEVERTHELESS REVOKE HIS OR HER PROXY AND VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

APPENDIX A

Director Independence Standards

        The Board has established the following standards to assist it in making director independence determinations:

           1.  In no event will a director be considered "independent" if:

  •
  the director is, or has been within the preceding three years, an employee of the Company (other than as an interim Chairman, CEO or other executive officer);

  •
  an immediate family member of the director is, or has been within the preceding three years, an executive officer of the Company;

  •
  the director has, in any twelve-month period in the preceding three years, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees, compensation received by a director for former service as an interim Chairman, CEO or other executive officer, and pension or other forms of deferred compensation for prior service;

  •
  an immediate family member of the director, has, in any twelve-month period in the preceding three years, received more than $100,000 per year in direct compensation from the Company, other than compensation received as a non-executive officer employee, and pension or other forms of deferred compensation for prior service;

  •
  the director or an immediate family member of the director is, or has been within the preceding three years, employed as an executive officer of another company for which any of the Company's current executive officers simultaneously serve or served on that company's compensation committee;

  •
  the director is a current employee, or an immediate family member of the director is an executive officer of, a company that made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  one of the following relationships exists:

  •
  the director, or an immediate family member of the director, is a current partner of a firm that is the Company's internal or external auditor;

  •
  the director is a current employee of such a firm;

  •
  the director has an immediate family member who is a current employee of such a firm and participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or

  •
  the director, or an immediate family member of the director, was, within the preceding three years, a partner or employee of such a firm and personally worked on the Company's audit within that time.

           2.  For purposes of paragraph 1 above, an "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home. For purposes of applying the criteria in paragraphs 1 above, the following individuals need not be considered: individuals who are no longer immediate family members of the director as a result of legal separation or divorce, or those immediate family members of the director who have died or become incapacitated.

           3.  The following commercial or not-for-profit relationships will not impair a director's independence:

  •
  if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than two percent of the total consolidated assets of the company he or she serves as an executive officer; and

  •
  if a director of the Company serves as an officer, director or trustee of a not-for-profit organization, and the Company's charitable contributions to the organization, in the aggregate, are less than two percent (or $100,000, whichever is greater) of that organization's latest operating budget (the Company's automatic matching of employee charitable contributions will not be included in the amount of the Company's charitable contributions for this purpose).

        Annually, the Board will review all commercial and charitable relationships of directors. Whether directors meet these categorical independence tests will be made public annually in the Company's proxy statement.

A-1

           4.  For relationships not covered under the guidelines in paragraph 3 above, the determination of whether the relationship impairs a director's independence or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in paragraph 3 above. The Company will disclose in its proxy statement the basis for any Board determination that a relationship does not impair a director's independence, except for relationships covered by the guidelines set forth in paragraphs 1 and 3 above.

           5.  The Company will not make any personal loans or extensions of credit to directors.

           6.  To help maintain the independence of the Board, all directors are required to deal at arm's length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

           7.  In order to identify potential conflicts of interest and to monitor and preserve the independence of those directors who meet the criteria for independence required under applicable law and by the NYSE, any director who wishes to become a director of another for-profit entity must obtain the pre-approval of the Nominating and Corporate Governance Committee.

           8.  If a director experiences a material change in his or her business position or professional circumstances, including retirement, or a material change in his or her personal circumstances that reasonably may have an adverse effect on the director's reputation or the reputation of the Company, the director shall tender his resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

           9.  Unless authorized by the Nominating and Corporate Governance Committee, directors may not serve on more than five other boards of directors of public companies, in addition to the Board.

A-2

The Hartford Financial Services Group, Inc.
2006 Annual Meeting of Shareholders

MAY 17, 2006 at 2:00 P.M.

Wallace Stevens Theater
The Hartford Financial Services Group,  Inc. World Headquarters
690 Asylum Avenue
Hartford, Connecticut 06105

PROXY

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned hereby appoints Neal S. Wolin, Amy Gallent and Richard G. Costello and each of them, as proxies of the undersigned, each with power to appoint his or her substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of common stock of The Hartford Financial Services Group, Inc. (the "Company") held of record, and all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Company's Investment and Savings Plan, the Company's Deferred Restricted Stock Unit Plan and the Company's Excess Savings Plan, which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 2:00 P.M. on May 17, 2006 at the Company's World Headquarters, Wallace Stevens Theater, 690 Asylum Avenue, Hartford, Connecticut 06105, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

        If you own additional shares of common stock in a "street name" capacity (i.e., through a broker, nominee or some other agency which holds common stock for your account), including shares held in the Company's Employee Stock Purchase Plan, those shares are represented by a separate proxy provided by your broker or other nominee.

        Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. If no designation is made, the shares will be voted for the election as directors of the nominees named in Item 1, and for Item 2. Please sign, date and return this Proxy, or vote by telephone or through the Internet.

        (Continued, and to be signed and dated, on the reverse side.)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
P.O. BOX 11159
NEW YORK, N.Y. 10203-0159

        I agree to access future proxy statements and annual reports electronically. ☐

        If you have a change of address, mark this box. ☐

The Hartford Financial Services Group, Inc.	YOUR VOTE IS IMPORTANT VOTE BY TELEPHONE OR INTERNET 24 HOURS A DAY, 7 DAYS A WEEK
TELEPHONE 1-866-358-4702 Use any touch-tone telephone to vote your proxy. Have your proxy card ready. Follow the simple recorded directions.	OR	INTERNET https://www.proxyvotenow.com/hig Use the Internet to vote your proxy. Have your proxy card ready. Follow the simple instructions that appear on your computer screen.	OR	MAIL Mark, sign and date your proxy card. Detach your proxy card. Return your proxy card in the postage-paid envelope provided.

        Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you do not provide voting directions, this proxy will be voted in accordance with the Board's recommendations as set forth below.

If you have submitted your proxy by telephone or Internet there is no need for you to mail your proxy.

1-866-358-4702
CALL TOLL-FREE TO VOTE.

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET.

(Unless you are voting by telephone or Internet, please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR ALL Director Nominees in Item 1, and a vote
FOR Item 2.

ITEM 1. Election of Directors

☐ FOR ALL	☐ WITHHOLD FOR ALL	☐ EXCEPTIONS
Director Nominees	01 — Ramani Ayer,
02 — Ramon de Oliveira,
03 — Edward J. Kelly, III,
04 — Paul G. Kirk, Jr.,
05 — Thomas M. Marra,
06 — Gail J. McGovern,
07 — Michael G. Morris
08 — Robert W. Selander,
09 — Charles B. Strauss,
10 — H. Patrick Swygert, and
11 — David K. Zwiener.

ITEM 2. Ratification of the appointment of Deloitte Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2006

FOR	AGAINST	ABSTAIN
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

* For all nominees except                                          Mark this box if you plan to attend the Annual Meeting ☐

Note: Please add your title if you are signing for a corporation or other business entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date
Share Owner sign here
Co-Owner sign here

QuickLinks

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
THE HARTFORD FINANCIAL SERVICES GROUP, INC. Hartford Plaza Hartford, CT 06115
PROXY STATEMENT Annual Meeting of Shareholders May 17, 2006
GENERAL INFORMATION
ITEMS TO BE ACTED UPON BY SHAREHOLDERS
ITEM 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" ALL NOMINEES FOR ELECTION AS DIRECTORS.
REQUIRED VOTES OF SHAREHOLDERS
GOVERNANCE OF THE COMPANY
AUDIT COMMITTEE CHARTER AND REPORT CONCERNING FINANCIAL MATTERS
REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION
COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS
COMPENSATION OF EXECUTIVE OFFICERS
PERFORMANCE OF THE COMMON STOCK
Comparison of Five-Year Cumulative Total Return Data
OTHER INFORMATION
APPENDIX A
The Hartford Financial Services Group, Inc. 2006 Annual Meeting of Shareholders MAY 17, 2006 at 2:00 P.M. Wallace Stevens Theater The Hartford Financial Services Group, Inc. World Headquarters 690 Asylum Avenue Hartford, Connecticut 06105 PROXY THE HARTFORD FINANCIAL SERVICES GROUP, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
THE HARTFORD FINANCIAL SERVICES GROUP, INC. P.O. BOX 11159 NEW YORK, N.Y. 10203-0159